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Exhibit 99.1

Contact:	NeoPharm, Inc. Larry Kenyon Chief Financial Officer Tel: 847.295.8678	Investors please contact: Janet Dally Montridge, LLC Tel: 203.894.8038

NEOPHARM ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS

        LAKE FOREST, IL, August 13, 2003—NeoPharm, Inc. (Nasdaq: NEOL) today announced financial results for the second quarter of 2003. The Company reported a net loss of $16,428,828 or $0.87 per share, basic and diluted, for the second quarter 2003 versus a net loss of $9,019,674 or $0.48 per share, basic and diluted, for the second quarter of 2002. The second quarter 2003 net loss includes expenses of $6,088,207 incurred as a result of the Company's ongoing arbitration with Pharmacia over the development of two of the Company's compounds. For the six months ended June 30, 2003, the Company reported a net loss of $27,696,068, or $1.47 per share basic and diluted, compared to a net loss of $14,823,637, or $0.79 per share, basic and diluted, for the six months ended June 30, 2002. The results for the first six months of 2003 include arbitration related expenses of $9,032,655 and IL13-PE38 Phase III drug supply costs of $2,008,182. Total cash and marketable securities on hand at June 30, 2003 was $66,283,987. The increase in the net loss for the three and six month periods ended June 30, 2003 versus the same periods in 2002 was primarily the result of the arbitration expenses incurred during 2003 and increased research and development expenses as the Company continued to move its lead product, IL13-PE38, through Phase I/II clinical trials towards pivotal Phase III clinical trials, scheduled to begin later this year.

        "Our focus remains on successful resolution of the arbitration case and the initiation of the pivotal Phase III clinical trial with IL13-PE38, and our spending reflects these priorities," said James M. Hussey, President and Chief Executive Officer of NeoPharm. "In addition to preparing for the initiation of the Phase III clinical trial for IL13-PE38 in glioblastoma multiforme later this year, our Phase I clinical trial for LE-SN38 continues to move forward and we are also preparing to begin the Phase I bridging study for LEP-ETU later this month. We also completed the presentation of our case in the arbitration hearing with Pharmacia (now Pfizer), and are preparing for the completion of the hearing, which is scheduled to resume on August 25, 2003."

Analysis of Results

        Research and development expenses increased by approximately $1,199,000, or approximately 16%, during the second quarter of 2003, as compared with the second quarter of 2002. For the six months ended June 30, 2003, research and development expenses increased approximately $3,233,000, or approximately 26%, compared with the same period in 2002. Although the increased spending on research and development expenses was not included in the Company's original estimates for 2003, these expenses were necessary as a result of faster than planned enrollment in the Company's Phase I/II clinical trials for IL13-PE38 and LE-SN38, in addition to expenses incurred in 2003 that were previously planned for 2004, such as production of the clinical drug supply, associated with the Phase III clinical trial planned for IL13-PE38.

        During the second quarter, the Company incurred substantial increases in expenses related to its arbitration claim against Pharmacia and Upjohn Company, a subsidiary of Pharmacia Corporation (now Pfizer). Under a License Agreement entered into in 1999 with Pharmacia and Upjohn Company (Pharmacia), Pharmacia assumed responsibility for two NeoPharm products in clinical development, LEP (liposome encapsulated paclitaxel) and LED (liposome encapsulated doxorubicin). In January 2002, at the request of Pharmacia, NeoPharm began work to develop an easy-to-use NeoLipid™ formulation of LEP (LEP-ETU). During the second quarter of 2002, NeoPharm filed a Demand for Arbitration to resolve claims which NeoPharm has asserted against Pharmacia concerning the development programs for LEP and LED, to which Pharmacia has responded and asserted its own claims against NeoPharm. In November 2002, NeoPharm terminated the License Agreement after notification from Pharmacia that it had stopped all development of LEP and LED. Pharmacia disputes the propriety of the termination, and has included NeoPharm's termination of the License Agreement as part of the arbitration hearing, which began on May 28, 2003. The arbitration hearing was adjourned on June 27, 2003 and is scheduled to reconvene on August 25, 2003. The Arbitral Panel has indicated that the taking of evidence will conclude no later than October 7, 2003. A total of 15 additional days have been set aside to complete the hearing between August 25, 2003 and October 7, 2003. NeoPharm has completed presenting its case to the panel. No prediction can be made as to the outcome of the claims that NeoPharm and Pharmacia have asserted against each other, which are substantial.

        Under the terms of the License Agreement, NeoPharm is entitled to be reimbursed for expenses incurred to develop LEP and LED and has sent invoices totaling over $1.5 million to Pharmacia for work conducted by NeoPharm to develop LEP during the nine month period ended September 30, 2002. NeoPharm has not received payment on the invoices sent to Pharmacia and has not recorded the amount due from Pharmacia as revenue due to concerns about collection arising out of the ongoing dispute between the parties. Expenses incurred since September 30, 2002 have not been invoiced to Pharmacia. Additionally, NeoPharm incurred expenses related to the arbitration of $6,088,207 during the second quarter of 2003, and $9,032,656 for the six months ended June 30, 2003. The Company anticipates further arbitration related expenses of at least $2 million for 2003. However, assuming that the arbitration hearing concludes in October 2003, the Company anticipates a significant decline in expenditures for legal services in subsequent years.

Financial Projections

        The Company now anticipates a net loss of between $0.66 and $0.68 per share (approximately $12,400,000 to $12,800,000) for the third quarter of 2003, and a net loss of between $0.53 and $0.55 per share (approximately $10,000,000 to $10,400,000) for the fourth quarter of 2003. This estimate includes additional anticipated spending on arbitration related expenses during the remainder of 2003 of approximately $2 million to complete the arbitration hearing, as well as expenses expected to be incurred for the planned Phase III clinical trial for IL13-PE38 previously anticipated to be incurred in 2004, such as production of the clinical drug supply. Previous estimates reflected the Company's intention to slow the development of its NeoLipid™ compounds, if necessary, to offset increases in 2003 expenses related to arbitration related expenses and expenses incurred in 2003 for the planned IL13-PE38 Phase III clinical trials which were previously anticipated to be incurred in 2004. The Company has decided that the progress being made in the NeoLipid™ development programs, specifically for LE-SN38 and LEP-ETU, should not be slowed by cutbacks in development expenditures, at this time.

        Management believes that the current level of cash and marketable securities can support the Company's activities for approximately 18 months, which would take the Company through the end of 2004. NeoPharm remains committed to the commercialization of all of its products currently under development and is considering various options to fund the clinical development of the multiple products using NeoPharm's unique and proprietary NeoLipid™ liposomal technology. In addition, the Company continues to closely monitor all of its development programs to insure that only projects that show activity in human clinical trials continue to receive financial support. In this way, the Company is able to provide resources to fund research on products that may be closer to commercial development.

Conference Call and Webcast Information

        NeoPharm will host a conference call and webcast on Wednesday, August 13, 2003 at 11:00 a.m. EDT to discuss the second quarter results. The call will be available via telephone and also via webcast on the NeoPharm, Inc. website at www.neophrm.com. To access the webcast from NeoPharm's homepage, go to www.neophrm.com and click on the webcast button. If you do not have access to the internet, or would prefer to participate via telephone, please call Lauren Greis at 847-295-8678 ext. 215 to arrange access to the conference call. A replay of the conference call will be available via telephone after 2:30 p.m. EDT on August 13, 2003 for approximately one week. To access the replay via telephone, please dial 800-475-6701 and use access code 692492.

Background Information

        NeoPharm is currently developing a total of five compounds in Phase I/II clinical development. The Company's lead compound, IL13-PE38, uses the Company's tumor-targeting toxin technology to selectively deliver the potent cytotoxic agent, PE38, to destroy tumor cells. NeoPharm has licensed worldwide rights to the compound from the FDA. Preliminary Phase I data for IL13-PE38 indicating that IL13-PE38 may be effective in the treatment of malignant glioma have been presented at numerous neurosurgery and neuro-oncology conferences worldwide. IL13-PE38 is in Phase I/II clinical trials and has received orphan drug designation in the U.S. and Europe. In addition, the IL13-PE38 development program has been designated as a fast track drug development program by the FDA.

        The other four compounds in Phase I/II development by the Company, LE-SN38, LErafAON, LEM and LEP-ETU, use NeoPharm's proprietary NeoLipid™ liposomal delivery system. NeoLipid™ technology is being developed for delivery of a wide range of drugs with increased stability and reduced toxicity and side effects. The latest NeoLipid™ product to enter clinical trials, LE-SN38, combines NeoPharm's proprietary Easy-To-Use liposomal technology with SN-38, the active metabolite of the cancer fighting drugs known as irinotecan, and is being developed as a possible treatment for various types of cancer, including colorectal, lung and pancreatic cancer. Phase I/II clinical trials were initiated in the fourth quarter of 2002. LErafAON, NeoPharm's liposomal cRaf antisense oligonucleotide, is currently in Phase I/II clinical trials and being developed as a treatment for radiation resistant tumors. If successful, this product would demonstrate that the NeoLipid system provides an alternative to viruses and other vectors for delivering antisense and, potentially, other intracellular targets to cells.

Additional pre-clinical data indicate that LErafAON may also have potential as a therapeutic enhancement to existing chemotherapy treatment of cancer. NeoPharm is preparing to explore this potential in human clinical trials. LEM (liposomal mitoxantrone) is in Phase I/II clinical development for the treatment of prostate cancer and multiple sclerosis, the current indications for mitoxantrone. Additionally, the Company plans to begin its Phase I bridging study for LEP-ETU later in August.

About NeoPharm

        NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of compounds in various stages of development. Additional information about NeoPharm, copies of abstracts presented on our compounds and recent news releases can be obtained by visiting NeoPharm's website at: www.neophrm.com.

Forward Looking Statements

        This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as "expects," "intends," "hopes," "anticipates," "believes," "could," "may," "evidences" and "estimates," and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, uncertainty regarding the availability of third party lyophilization capacity, uncertainty regarding the outcome of damage claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.

NeoPharm, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenue	$—	$—	$—	$—
Expenses:
Research and development	8,767,286	7,568,786	15,875,842	12,642,395
General and administrative	7,916,096	2,143,598	12,359,672	3,467,421

Total Expenses	16,683,382	9,712,384	28,235,514	16,109,816
Loss from operations	(16,683,382)	(9,712,384)	(28,235,514)	(16,109,816)
Interest income	254,554	692,710	539,446	1,286,179

Net loss	$(16,428,828)	$(9,019,674)	$(27,696,068)	$(14,823,637)

Net loss per share-basic and diluted	$(0.87)	$(0.48)	$(1.47)	$(0.79)

Shares used in computation of net loss per share:
Basic and Diluted	18,826,670	18,691,558	18,817,902	18,694,825

Balance Sheet Data:
(Unaudited)

	June 30, 2003	December 31, 2002
Cash and cash equivalents	$65,402,625	$87,591,975
Investments in marketable securities	$881,362	$3,508,222
Total assets	$72,037,514	$95,937,321
Current liabilities	$7,667,691	$4,028,327
Accumulated deficit	$(106,596,288)	$(78,900,220)
Total stockholders equity	$64,369,824	$91,908,994

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  Exhibit 99.1
NEOPHARM ANNOUNCES SECOND QUARTER 2003 FINANCIAL RESULTS